EXCLUSIVE LICENSING AGREEMENT

THIS AGREEMENT, dated March 28, 2006 is between Brooklyn Cheesecake and Desserts Company, Inc.a New York corporation having its principal place of business at 20 Passaic Avenue, Fairfield, New Jersey 07004, (hereinafter "Licensor") and Brooklyn Cheesecake & Desserts Company, Inc. (NJ) a New Jersey corporation, having its principal place of business at 360 Hollywood Avenue, Tuckahoe, New York 10707, (hereinafter "Licensee").

WHEREAS, the Licensor is considering the prospects of licensing the use of its trademarks, customer list and product formulae to the Licensee (hereinafter "Licensed Property", as defined below);

WHEREAS, the Licensee is interested in licensing from the Licensor the Licensed Property on an exclusive basis for use in its business;

WHEREAS, the Licensee and Licensor agree that the payment of a royalty (as defined below) to the Licensor for the use of the Licensed Property shall be adequate and fair consideration to bind each party to the terms and conditions of this Agreement;

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

1.1 **Licensed Property**. Licensed Property shall be defined to include the registered trademark Brooklyn Cheesecake Company, Inc.(US Registration No. 3,040,023) owned by the Licensor which shall be deemed incorporated into this Agreement.

1.2 **License Term**. Licensor shall grant the Licensee an initial term that shall commence upon the execution of this Agreement and continue until December 31, 2016 (the "Licensing Term"), subject to the following termination provisions. Any further extensions of this Agreement will require the mutual written consent of both parties hereto.

1.3 **Licensee's Termination Rights**. At any time during the period of the Licensing Agreement, the Licensee shall have the right to terminate this License and demand exclusive ownership of the Licensed Property if: (i) the Licensor shall breach its obligation to pay the Licensee certain indebtedness due to the Licensee as referenced in the Exchange Agreement entered into between the parties on the same date as this License Agreement, (ii) Licensor entering into an agreement with a third party that shall result in a change in control of the Licensor, (iii) Licensor being subject to a voluntary or involuntary bankruptcy proceeding, or any similar proceeding whereby the Licensor is subject to a receivership, trustee

or otherwise is deemed to be insolvent, (iv) or engages in any unlawful acts (collectively "Events of Default").

1.4 **Licensor's Termination Rights**. Licensor reserves the right to terminate this Agreement and secure the immediate exclusive use and right to the Licensed Property without any further obligation to the Licensee, other than to repurchase inventory that cannot be reused by the Licensee due to the termination of the license, upon one of the following events of default:

a. Licensee's failure to pay monthly royalty payments to the Licensor on a timely basis pursuant to the terms and conditions of this Agreement. In the event the Licensee shall fail to make a payment on a timely basis, the Licensor shall send the Licensee written notice of the outstanding payment. The Licensee shall have thirty (30) days to cure the payment defect by tendering the full amount of the outstanding payment to the Licensor prior to the expiration of the cure period, failure of which shall entitle the Licensor to terminate this Agreement forthwith with no further notice.

1.5 **Royalty Payment**. Licensee, in exchange for the exclusive use of the Licensed Property for the Licensing Term, shall pay to the Licensor a royalty based on all net sales of product using the Licensed Property. All royalty payments will be paid in cash (USD$) on a monthly basis and shall be calculated at one percent (1%) of the net invoice amount.

Net invoice amount shall be defined as the gross invoice, less allowable deductions which shall include out-going freight charges, payment discounts allowed by the Licensee for early payment, rebates pursuant to rebate programs entered into between the Licensor and the customer, cooperative advertisement, returned merchandise and damaged goods.

Royalty payments shall be based on sales generated by the Licensed Property on a monthly basis. Within ten (20) days of the conclusion of each month the Licensee shall submit to the Licensor a written report showing all sales generated by the Licensed Property. The Royalty payment to the Licensor for the sales illustrated on the monthly report shall be made by or before the end of the month. For instance, for sales generated during the month of April, the Licensee shall issue to the Licensor a report showing all sales generated by the Licensed Property during the month of April, by May 20th and by May 30th, the Licensor shall pay to the Licensee the royalty due to the Licensor.

Any adjustments that need to be made to correct previously paid royalty payments shall be netted against the next royalty payment due to the Licensor. The Licensee fully understands that the royalty payments shall constitute the only revenue source to the Licensor and that royalty payments must be made on a timely basis to avoid irreparable harm to the Licensor.

Any deduction to invoices due to the Licensee relating to credits committed to by the Licensor prior to entering into the Agreement shall be deducted from the next royalty payment due to the Licensor.

1.6 **Price Changes**. The Licensee shall have full and complete authority to make any and all changes to its price list for goods sold pursuant to this Licensing Agreement.

1.7 **Right of First Refusal**. During the Initial Term, and all proper extensions of the Agreement, the Licensee shall have a right of first refusal to purchase the Licensed Property in the event the Licensor shall receive an unsolicited offer to Purchase the Licensed Property, in whole or in part. Upon the Licensor's receipt of a bona fide written offer to purchase the Licensed Property which shall contain the price to be paid plus all material terms and conditions to closing the offer (the "Purchase Offer"), the Licensor shall submit the Purchase Offer to the Licensee which shall have thirty (30) days to acknowledge in writing its intention to purchase the Licensed Property for an amount no greater than the amount of any indebtedness owed by the Licensor to the Licensee. Regardless of the Purchase Offer terms, the Licensee shall have a first right to exchange its indebtedness, in whole or in part for the Licensed Property. The Licensee's failure to tender a written notice to the Licensor that it intends to exchange indebtedness owed to the Licensee for the Licensed Property shall be deemed a waiver of its right of first refusal.

1.8 **Representations of Licensor**. Licensor is a validly existing corporation, duly formed and organized under the laws of its state of incorporation and is in good standing. Licensor represents and warrants that it owns sole legal title to the Licensed Property, and has full authority of its board of directors and shareholders to enter into this Agreement.

1.9 **Representations of Licensee**. Licensee is a validly existing corporation, duly formed and organized under the laws of its state of incorporation and is in good standing. Licensor represents and warrants that it has full authority of its board of directors and shareholders to enter into this Agreement.

ARTICLE II
GENERAL PROVISIONS

2.1 **Binding Agreement.** This Agreement shall be binding upon and inure to the benefit of the parties. Neither this Agreement nor any rights granted hereunder may be assigned, transferred, conveyed or encumbered by the Licensee without the prior written consent of the Licensor.

2.2 **Governing Law**. This Agreement shall be deemed an Agreement made, executed and to be performed in the State of New York. This Agreement and the validity, interpretation and legal effect of this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any action or proceeding arising hereunder or to enforce this Agreement shall be brought exclusively in the courts situated in the State of New York and the parties hereby irrevocably consent to the exclusive jurisdiction and venue of those courts for such purposes.

2.3 **Entire Agreement**. This Agreement constitutes the entire Agreement among the parties with respect to its subject matter hereof. Any modifications or amendments to this Agreement shall only become effective if in writing and signed by each party or a duly-authorized representative of each party.

2.4 **Counterparts**. This Agreement may be executed in counterparts, each of which, when so executed and delivered shall be in the original form, and all of which together shall constitute one (1) Agreement binding upon the parties hereto.

2.5 **Notices**. All notices between the parties shall be sent by certified or registered mail, return receipt requested, at the above stated addresses.

2.6 **Equitable Relief**. Without prejudice to the rights and remedies otherwise available to the Licensor, Licensor shall be entitled to (in addition to all such other rights and remedies) equitable relief by way of injunction if the Licensee and/or any Financing Party (or any related parties) breach or threaten to breach any of the provisions of this Agreement. No failure or delay by the Licensor in exercising any rights, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

BROOKLYN CHEESECAKE &DESSERTS COMPANY, INC. (NY)
LICENSOR

By: ______________________
Anthony J. Merante, President

BROOKLYN CHEESECAKE & DESSERTS COMPANY, INC.
LICENSEE

By: ______________________
Ronald L. Schutté, President